                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO 240.13D-1(B), (C) and AMENDMENTS THERETO FILED
                             PURSUANT TO 240.13D-2

                               (Amendment No. )*


                            MITCHAM INDUSTRIES, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   606501104
                                 (CUSIP Number)

                               February 27, 1998
                              (Date of Event Which
                       Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

                               [ ] Rule 13d-1(b)

                               [X] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 11 Pages

                                                       SCHEDULE 13G
CUSIP No. 606501104

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney & Partners IV L.P.(1)

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                                                   (a) [X]
                                                                                              (b) [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                         5        SOLE VOTING POWER
  NUMBER OF                       230,000
   SHARES
BENEFICIALLY             6        SHARED VOTING POWER
  OWNED BY                        0
    EACH
  REPORTING              7        SOLE DISPOSITIVE POWER
   PERSON                         230,000
    WITH
                         8        SHARED DISPOSITIVE POWER
                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         230,000

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                       [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.47%(2)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN



----------------------
(1) R. Chaney & Partners IV L.P. and R. Chaney & Partners III L.P. are filing this Schedule 13G as members of a group.

(2) Based on 9,310,759 shares of Common Stock believed to be issued and outstanding as of February 27, 1998.




                               Page 2 of 11 Pages

                                                       SCHEDULE 13G
CUSIP No. 606501104

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney Investments, Inc.


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                                                   (a) [ ]
                                                                                              (b) [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                         5        SOLE VOTING POWER
  NUMBER OF                       230,000
   SHARES
BENEFICIALLY             6        SHARED VOTING POWER
  OWNED BY                        0
    EACH
  REPORTING              7        SOLE DISPOSITIVE POWER
   PERSON                         230,000
    WITH
                         8        SHARED DISPOSITIVE POWER
                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         230,000

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                       [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.47%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         CO

(1) Based on 9,310,759 shares of Common Stock believed to be issued and outstanding as of February 27, 1998.




                               Page 3 of 11 Pages

                                                       SCHEDULE 13G
CUSIP No. 606501104

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney & Partners III L.P(1)


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                                                   (a) [X]
                                                                                              (b) [ ]
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                         5        SOLE VOTING POWER
  NUMBER OF                       265,000
   SHARES
BENEFICIALLY             6        SHARED VOTING POWER
  OWNED BY                        0
    EACH
  REPORTING              7        SOLE DISPOSITIVE POWER
   PERSON                         265,000
    WITH
                         8        SHARED DISPOSITIVE POWER
                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         265,000

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                       [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.85%(2)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN



-------------------
(1) R. Chaney & Partners IV L.P. and R. Chaney & Partners III L.P. are filing this Schedule 13G as members of a group.

(2) Based on 9,310,759 shares of Common Stock believed to be issued and outstanding as of February 27, 1998.




                               Page 4 of 11 Pages

                                                       SCHEDULE 13G
CUSIP No. 606501104

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney & Partners, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                                                           (a) [ ]
         (See Instructions)                                                                           (b) [ ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                         5        SOLE VOTING POWER
  NUMBER OF                       265,000
   SHARES
BENEFICIALLY             6        SHARED VOTING POWER
  OWNED BY                        0
    EACH
  REPORTING              7        SOLE DISPOSITIVE POWER
   PERSON                         265,000
    WITH
                         8        SHARED DISPOSITIVE POWER
                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         265,000

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                               [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.85%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         CO

(1) Based on 9,310,759 shares of Common Stock believed to be issued and outstanding as of February 27, 1998.





                               Page 5 of 11 Pages

                                                       SCHEDULE 13G
CUSIP No. 606501104

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert H. Chaney

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                                                   (a)  [ ]
                                                                                              (b)  [ ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                         5        SOLE VOTING POWER
  NUMBER OF                       495,000
   SHARES
BENEFICIALLY             6        SHARED VOTING POWER
  OWNED BY                        0
    EACH
  REPORTING              7        SOLE DISPOSITIVE POWER
   PERSON                         495,000
    WITH
                         8        SHARED DISPOSITIVE POWER
                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         495,000

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.32%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         IN

(1) Based on 9,310,759 shares of Common Stock believed to be issued and outstanding as of February 27, 1998.




                               Page 6 of 11 Pages

ITEM 1.

         (a)  Name of issuer:  Mitcham Industries, Inc.

         (b)  Address of issuer's principal executive
              offices:                  44000 Highway 75 South
                                              P.O. Box 1175
                                              Huntsville, Texas  77342
ITEM 2.

(a)      Name of persons filing:

         The Schedule 13G is filed by R. Chaney & Partners IV L.P. ("Fund IV"),
R. Chaney & Partners III L.P. ("Fund III"), R. Chaney Investments, Inc. ("Investments"), R. Chaney & Partners, Inc. ("Partners"), and Mr. Robert H. Chaney. Fund IV and Fund III are filing this Schedule 13G as members of a group. Investments is the sole general partner of Fund IV, and Partners is the sole general partner of Fund III. Mr. Chaney is the sole shareholder of Investments and Partners.

(b)      Address of principal office:

         The address of the principal business office of each of Fund IV, Fund III, Investments, Partners and Mr. Chaney is 909 Fannin, Suite 1275, Two Houston Center, Houston, Texas 77010-1006.

(c)      Citizenship

         Fund IV and Fund III both are limited partnerships formed under the laws of Delaware. Investments and Partners both are corporations organized under the laws of the State of Texas. Mr. Chaney is a citizen of the United States of America.

(d)      Title of class of Securities:  Common Stock

(e)      CUSIP Number:  606501104

ITEM 3.  If this statement is filed pursuant to 240.13d(b) or 240.13d-2(b) or
(c), check whether the person filing is a:

                 (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                 (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                 (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                 (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                 (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

                 (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);





                               Page 7 of 11 Pages

                 (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

                 (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                 (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                 (j) [ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 240.13d-1(c), check this box. [X]


ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:  495,000

         (b)  Percent of class:  5.32%.

         (c)  Number of shares as to which each person has:

                 (i)      sole power to vote or to direct the vote:  495,000(1)
                 (ii)     shared power to vote or to direct the vote:  None.
                 (iii) sole power to dispose or to direct the disposition of: 495,000(1)
                 (iv) shared power to dispose or to direct the disposition of: None.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

-------------------

(1) Fund IV, Investments and Mr. Chaney have the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, 230,000 shares. Fund III, Partners and Mr. Chaney have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, 265,000 shares.





                               Page 8 of 11 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10.  CERTIFICATION

         By signing below the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were not acquired and are not held for the purpose of or with the affect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                               Page 9 of 11 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

March 3, 1998


                                R. CHANEY & PARTNERS IV L.P.

                                By:     R. Chaney Investments, Inc.,
                                        General Partner



                                        By:     /s/ ROBERT H. CHANEY
                                                --------------------------------
                                                Robert H. Chaney,
                                                President and Chief Executive
                                                Officer


                                 R. CHANEY INVESTMENTS, INC.



                                By:     /s/ ROBERT H. CHANEY
                                        ----------------------------------------
                                        Robert H. Chaney,
                                        President and Chief Executive Officer


                                R. CHANEY & PARTNERS III L.P.

                                By:     R. Chaney & Partners, Inc.,
                                        General Partner



                                        By:     /s/ ROBERT H. CHANEY
                                                --------------------------------
                                                Robert H. Chaney,
                                                President and Chief Executive
                                                Officer





                              Page 10 of 11 Pages

                                R. CHANEY & PARTNERS, INC.



                                By:     /s/ ROBERT H. CHANEY
                                        ----------------------------------------
                                        Robert H. Chaney,
                                        President and Chief Executive Officer


                                /s/ ROBERT H. CHANEY
                                ------------------------------------------------
                                Robert H. Chaney,
                                Sole Shareholder of R. Chaney Investments, Inc. and R. Chaney & Partners, Inc.





                              Page 11 of 11 Pages

                               INDEX TO EXHIBITS


Exhibit No.            Description
-----------            -----------
    10.1               Joint Reporting Agreement dated as of March 3, 1998 by and among R. Chaney &
                       Partners IV L.P., R. Chaney Investments, Inc., R. Chaney Partners III L.P., R.
                       Chaney & Partners, Inc. and Robert H. Chaney